Exhibit 99.1

Crawford & Company® 1001 Summit Blvd Atlanta, GA 30319	For more information please contact: Sue Friesen/404.300.1604 Sue.friesen@us.crawco.com

FOR IMMEDIATE RELEASE

ANDREW ROBINSON NAMED CRAWFORD & COMPANY® COO

ATLANTA (Jan. 9, 2017) – Crawford & Company®, one of the world’s largest independent providers of claims management solutions to insurance companies and self-insured entities, has named Andrew Robinson its global chief operating officer. In this role, Robinson will have responsibility for the company’s four business units (Broadspire®, U.S. Services, International Operations, and Garden City GroupSM, LLC) as well as Information Technology on a global basis.

Robinson joins Crawford® after working the past decade at The Hanover Insurance Group, Inc., where he was president of Specialty Insurance, executive vice president of Corporate Development and chief risk officer. While at Hanover, his responsibilities included all aspects of the company’s U.S. specialty businesses, including profit and loss (P&L), and strategic and operational oversight. He also was responsible for acquisitions, divestitures, business integration, and enterprise risk management for the broader enterprise.

“We are thrilled to have Andrew join us to accelerate the trajectory of growth and find new ways to enhance Crawford’s operating performance,” said Harsha V. Agadi, president and chief executive officer. “As an integral member of our Global Executive Management team, his operational expertise and proven leadership in utilizing innovative technology for competitive advantage will be invaluable assets as we seek ways to enhance the value Crawford delivers to our customers and employees.”

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Robinson commented, “I am honored to join the Crawford team and build on the company’s long and successful history of being the industry’s leading claims service provider. Crawford is uniquely positioned to help its insurance company and self-insured clients enhance their competitiveness during a time of tremendous technological change.”

Robinson brings a strong and rich 30-year track record of growth, financial improvement, and strategic and operational leadership working globally in the insurance industry, and in management and strategic consulting. Prior to his time at Hanover, he was managing partner of Global Insurance at Diamond Consulting, now PWC Consulting; a co-founder of Exchange Partners, a management consultancy and technology company. Robinson served previously as a non-executive director of the board of Chaucer Syndicates Limited, one of largest managing agents in the Lloyd’s marketplace.

About Crawford®

Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is one of the world’s largest independent providers of claims management solutions to the risk management and insurance industry, as well as to self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford Solution® offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers’ compensation claims and medical management, and legal settlement administration.